Exhibit 99.1

Ultralife Corporation to Acquire Electrochem Solutions, Inc.

Acquisition to Drive Profitability through Increased Scale and Achievable Opportunities for Gross Margin Expansion

NEWARK, N.Y. – September 30, 2024 -- Ultralife Corporation (NASDAQ: ULBI) has signed a stock purchase agreement to acquire all outstanding shares of Electrochem Solutions, Inc. (“Electrochem”) to include its state-of-the-art ISO certified technology and manufacturing facility for $50.0 million in cash from Integer Holdings Corporation (NYSE: ITGR), subject to customary working capital adjustments. The transaction is expected to close by the end of October. Ultralife expects to finance the transaction through its primary lender.

Based in Raynham, MA and with over forty years of battery technology experience in critical applications, Electrochem designs and manufactures primary lithium metal and ultracapacitor cells and battery packs serving energy, military and various environmental, industrial and utility end markets on a global basis. For the trailing twelve-month period ended June 30, 2024, Electrochem recorded revenue of $34 million. The transaction is expected to be accretive on an EPS basis for 2025.

“Acquiring Electrochem advances our strategy of more fully realizing the operating leverage of our business model through scale and manufacturing cost efficiencies,” said Mike Manna, President and Chief Executive Officer. “Electrochem brings a blue-chip customer base with little or no overlap with Ultralife’s customers, long-tenured technical resources which we plan to utilize in progressing our global new product initiatives, and a complimentary portfolio of highly-engineered thionyl, sulfuryl and bromine chloride cells and packs which can be commercially cost prohibitive to substitute or switch out. Therefore, we view this acquisition as an avenue to create highly attractive opportunities to drive revenue growth through heightened cross-selling platforms and extend our reach into underserved adjacent markets that demand uncompromised safety, service, reliability and quality. In addition, the combination of Electrochem and Ultralife creates achievable opportunities for gross margin expansion through the realization of vertical integration, supply chain synergies and lean initiatives. Finally, with Electrochem we are increasing our value to our customers and significantly strengthening our competitive position in our end markets.”

Added Mr. Manna, “Acquisitions have been and remain an important component of our growth strategy and with our leverage at a manageable level this year, we stepped up our efforts to identify high quality acquisition candidates that would fit with our innovative and technology focused culture and market expansion strategy. Electrochem checks the boxes that are most important to us, and we are delighted that Khristine Carroll will join us as Senior Vice President - General Manager of Electrochem upon closing. She is a dynamic, seasoned executive who has been the driving force in expanding Electrochem’s commercial reach and strategy, while improving operational and supply chain efficiencies and enhancing the corporate culture since she joined in May 2023. We look forward to her contributions to Ultralife’s growth across our diverse Battery & Energy Products business. We are prepared to begin implementing our integration playbook immediately upon closing the transaction and look forward to welcoming the Electrochem team to Ultralife.”

“Electrochem is well known and respected among its long-standing customer base for our consistently reliable, innovative and high quality domestically sourced battery solutions,” said Khristine Carroll, General Manager of Electrochem Solutions, Inc. “In joining Ultralife Corporation, we will be able to enhance our product offerings, and customer-based support through a wider range of products and services, while continuing to focus on technology enhancements and advancements to innovation. This will afford us opportunities for continued growth to include further support to successfully deliver current 2025 revenue and profitability plans. We are thrilled to have found a partner that shares our operating philosophy and strong commitment to both our associates as well as our valued customers.”

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government/defense and commercial customers across the globe. Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include uncertain global economic conditions, reductions in revenues from key customers, delays or reductions in U.S. and foreign military spending, acceptance of our new products on a global basis, and disruptions or delays in our supply of raw materials and components due to business conditions, global conflicts, weather or other factors not under our control. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777

jburfening@lhai.com